EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CHINA BIO ENERGY HOLDING GROUP CO., LTD.

CHINA BIO ENERGY HOLDING GROUP CO., LTD., a Delaware corporation (the “Corporation”), does hereby certify that:

First: That the Board of Directors of the Corporation by unanimous written consent dated as of July 30, 2009, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article thereof numbered “FIRST” so that, as amended, said Article FIRST shall be as follows:

“The name of this corporation is China Integrated Energy, Inc.”

Second: That thereafter, pursuant to §228 of the General Corporation Law of the State of Delaware, a written consent approving the amendment set forth above was signed by the holder of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third: That said amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17th day of September, 2009.

By:	Gao Xincheng
(Authorized Officer)
Title:	Chief Executive Officer
Name:	Gao Xincheng